UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                          SEC File No. 000-54001
(Check One):                                            CUSIP Number: 74364W 104

[_] Form 10-K    [_] Form 20-F    [_] Form 11-K    [X] Form 10-Q   [_] Form 10-D
[_] Form N-SAR   [_] Form N-CSR

                  For Period Ended: June 30, 2010
                             --------------------
                      Transition Report on Form 10-K
                      Transition Report on Form 20-F
                      Transition Report on Form 11-K
                      Transition Report on Form 10-Q
                      Transition Report on Form  N-SAR
                      For the Transition Period Ended:__________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRATION INFORMATION

Protect Pharmaceutical Corporation
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Full Name of Registrant

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Former Name if Applicable:

759 Bloomfield Avenue, Suite 411
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Address of Principal Executive Office (Street and Number)

West Caldwell, New Jersey 07006
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    | (a)   The reasons described in reasonable detail in Part III of this form
    |       could not be eliminated without unreasonable effort or expense;
[X] | (b)   The subject annual report, semi-annual report, transition report on
    |       Form 10-K, Form 20-F, 11-K or Form -SAR, or portion thereof, will be
    |       filed on or before the fifteenth calendar following the prescribed
    |       due date; or the subject quarterly report or transition report on
    |       Form 10-Q, or portion thereof will be filed on the or before the
    |       fifth calendar day following the prescribed due date: and
    | (c)   The accountant's statement or other exhibit required by Rule
    |       12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant filed on June 8, 2010 its initial registration statement on Form 10 and has been engaged in the review and comment process with the SEC Staff, filing its most recent amendment to the registration statement on August 6, 2010. Accordingly, the registrant has not been able to complete its quarterly report for June 30, 2010 and have its unaudited financial statements for the period reviewed by its independent certifying auditors. The registrant expects that the report will be completed and financial statements reviewed by its auditors so that the quarterly report on Form 10-Q can be completed and filed within the prescribed extension period.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

       Leonard E. Neilson         (801)                 733-0800
      --------------------     -----------         --------------------
            (Name)             (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer
      is not, identify reports(s).                                Yes [X] No [_]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                                                    Yes [_] No [X]

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       Protect Pharmaceutical Corporation
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: August 16, 2010                       By  /S/ WILLIAM D. ABAJIAN
                                               ---------------------------------
                                                    William D. Abajian
                                                    President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).